Exhibit 10.1

June 26, 2013

Al Lhota

c/o Knight Capital Americas LLC

33 Benedict Place, 4th Floor
Greenwich, Connecticut 06830

Re:       Transition to Stifel

Dear Al:

This letter agreement (the “Agreement and Release” or the “Agreement”) between you and Knight Capital Americas LLC, a Delaware limited liability company, having its principal place of business at 545 Washington Boulevard, Jersey City, NJ 07310 and Knight Capital Group, Inc., a Delaware corporation (hereinafter collectively referred to with Knight Capital Americas LLC as “Knight” or the “Company”), confirms our understanding and agreement with respect to your continued employment with Knight through the closing of the sale of the U.S. assets of the Company’s Institutional and Fixed Income Sales and Trading business (“KFI”) to Stifel, Nicolaus & Company, Incorporated (“Stifel”) and the release of the U.K. employees of KFI (the “KFI Transaction”) and your separation from employment from Knight in connection with your commencing employment with Stifel.  Except as explicitly set forth herein, this Agreement and Release is subject to the closing of the KFI Transaction and in the event that the closing of such transaction does not occur, this Agreement and Release shall be null and void ab initio and of no further force and effect.

1.                                          Separation.  You confirm that your employment with Knight will terminate upon the closing of the KFI Transaction (the “Transition Date”).  You agree that thereafter, you will not represent yourself to be associated in any capacity with the Company or the Releasees (as defined below).  You further agree to cooperate and execute administrative documents necessary to effectuate such termination.  By this Agreement and Release, the employment agreement (and any amendments thereto) between you and the Company (and any predecessor agreement) (the “Employment Agreement”) is terminated and superseded by this Agreement and Release as of the Transition Date, except as may be specifically provided herein. You understand and agree that the terms of the Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) between you and the Company remains in full force and effect. In the event the provisions of this Agreement and Release conflict with the provisions of the Confidentiality Agreement, the provisions of this Agreement and Release shall govern, except with regard to the choice of law and personal jurisdiction provisions, in which event the Confidentiality Agreement shall govern as to those provisions, or as otherwise stated below.

2.                                          Compensation.  Regardless of whether you sign this Agreement and Release, your total and final compensation, payments and benefits from the Company shall be as follows (subject to applicable deductions and withholdings):

a.                                           You will continue to receive your salary at the current rate of your base compensation through the Transition Date, payable in accordance with the Company’s payroll practices.

b.                                          Your group medical and dental insurance benefits will remain in effect through the Transition Date.  Thereafter, you will be eligible to participate in COBRA for medical and dental insurance for a period of up to eighteen (18) months, provided that you remain eligible for such coverage pursuant to COBRA.  You will be provided with documentation necessary in order to apply for such continued COBRA coverage.  You will be responsible for all COBRA premium payments, except as otherwise stated herein.

c.                                           Upon the Transition Date, you will cease to actively participate in all other benefit plans and programs, including, but not limited to, the Company’s 401(k) plan and any entitlements thereunder will be governed by the terms of such plans and programs.  You agree that any amounts payable under this Paragraph 2 will not be taken into account in determining any such entitlements.

d.                                          You will be paid for seven (7) days of accrued and unused vacation time in a lump sum as soon as practicable after the Transition Date.

e.                                           You will be reimbursed for approved and authorized out-of-pocket travel and business expenses incurred through your Transition Date, as soon as practicable thereafter.

3.                                          Transition Pay and Benefits.  Knight desires to provide an incentive to you to remain employed with Knight for a Transition Period (as defined below) and to comply with the terms and conditions of this Agreement, as set out below.  Subject to the closing of the KFI Transaction, Knight shall provide the transition pay and benefits under the terms and conditions set forth in this Agreement if you remain employed during the Transition Period.  Any transition pay and benefits paid to you shall be in addition to other compensation and benefit plans to which you may otherwise be entitled.

a.                                           Transition Period.  The “Transition Period” began on June 11, 2013 and shall end on the Transition Date.  You remain an employee-at-will during the entire time of employment with Knight.

b.                                          Transition Pay and Benefits.  If you agree to be employed during the entire Transition Period or if you are terminated without Cause (as defined below) prior to the Transition Date and comply with all other conditions stated in this Agreement: (1) Knight will pay you in the total amount of $1,000,000 dollars in full settlement of your accrued bonus through the Transition Date, less applicable deductions and withholding (the “Transition Payment”), provided that you have signed and not revoked this Agreement and Addendum A within the revocation periods set forth in Paragraph 24.e. of this Agreement and Section g. of Addendum A; and (2) Knight shall provide certain continued health and dental coverage as in effect on the date hereof during the Transition Period.  Addendum A to the Agreement must be signed between the Transition Date and fifteen days after the Transition Date and must be received by the Company by the fifteenth calendar day after the Transition Date.  The Transition Payment shall be paid in one lump sum payment within twenty-one (21) days of receiving a signed copy of Addendum A to this Agreement from you, provided that you have not revoked this Agreement or Addendum A within the revocation periods outlined in Paragraph 24.e. of this Agreement and Section g. of Addendum A.

c.                                           Any unvested restricted stock units as of the Transition Date shall vest and settle in accordance with the applicable award agreement and equity incentive plan; provided that, to the extent that any of the restricted stock units constitute nonqualified deferred compensation subject to Section 409A (as defined below) and the settlement of such restricted stock units would result in the imposition of additional tax or penalties under Section 409A, such restricted stock units will be settled on the first business day after the date that is six months following the Transition Date.  For sake of clarity, the restricted stock unit tranches scheduled to vest in January 2014 and 2015, shall accelerate, vest and be delivered to you on or about July 15, 2013.  However, the restricted stock unit tranches scheduled to vest in January 2016 shall accelerate and vest on the Transition Date, but will be settled on the first business day after the date that is six months following the Transition Date.

d.                                          Conditions Required for Transition Pay and Benefits.  In addition to remaining employed during the Transition Period, you also must comply with the following conditions in order to receive the Transition Payment and any other benefits set forth in this Paragraph 3.

(i)                 Efforts on Knight’s Behalf.  You agree that during the period of time that you remain employed by Knight, you will continue to work for Knight in good faith, comply with Knight’s employee rules and use your best efforts in Knight’s behalf.

(ii)               Resignation and Termination for Cause.  You shall not resign your employment prior to the end of the Transition Period, nor shall you commit any action that results in termination for Cause.  For purposes of this Agreement and Release, “Cause” shall be defined as follows:  (i) deliberate or intentional failure by you to perform your material duties, including your intentional refusal to act upon a reasonable instruction of management; (ii) an act of fraud, embezzlement, or theft or other material violation of law or applicable regulation by you; (iii) intentional wrongful damage by you to material assets of the Company or its subsidiaries; (iv) intentional wrongful disclosure by you of material confidential information of the Company or its subsidiaries; (v) intentional wrongful engagement by you in any competitive activity which would constitute a breach of this Agreement and/or of your duty of loyalty; (vi) your violation of the Company’s Code of Business Conduct and Ethics or employee manual (or versions pertaining to any of the Company’s subsidiaries) which violation is not cured, to the extent practicable, within ten (10) days after notice to you of such violation; (vii) your failure to acquire or maintain any registration, license or other approval required by the Company or its subsidiaries, in its sole discretion, to perform your duties hereunder (unless such failure is curable within a reasonable period of time as determined by the Company (or its subsidiaries) in its sole discretion); (viii) your violation of any law, rule, or regulation of any governmental authority, securities exchange or association or other regulatory or self-regulatory body which violation is not cured, to the extent permitted or possible, immediately upon notice to you of such violation; (ix) your conviction of, or a plea of nolo contendere, a guilty plea or confession by you to any felony, or a misdemeanor involving moral turpitude; or (x) your material breach of any material provision of this Agreement and Release or the Employment Agreement, which breach has not been cured within ten (10) days after notice to you of such violation.

(iii)             Compliance with Applicable Laws.  You shall at all times comply with laws (whether domestic or foreign) applicable to your actions on behalf of Knight.

(iv)             Confidentiality of this Agreement and Release.  You shall at all times keep confidential (except for disclosure to your spouse, accountant, financial advisor, and attorney or otherwise as required by law) the terms and conditions of this Agreement and Release as specifically set forth in paragraph 11 below.

(v)               Execution of this Agreement and Release.  You shall sign and provide a signed copy of this Agreement and Release (without the Addendum) to Knight by the Release Effective Date noted in Paragraph 24.e.

4.                                          Management Overrride Payment.  Subject to your execution and nonrevocation of this Agreement within the periods set forth in Paragraph 24.e of this Agreement (and not contingent on the closing of the KFI Transaction) and in full settlement of a dispute relating to the payment of certain management override payments, you shall be entitled to a lump sum payment equal to $800,000, less applicable deductions and withholding (the “Override Payment”).  The Override Payment shall be paid in one lump sum payment within twenty-one (21) days of receiving a signed copy of this Agreement from you, provided that you have not revoked this Agreement within the revocation periods outlined in Paragraph 24.e. of this Agreement.

5.                                          No Other Compensation.  You understand and agree that the compensation, payments and benefits provided for in Paragraphs 3 and 4 of this Agreement and Release are in excess of those to which you may be entitled from the Company or the Releasees, and you expressly acknowledge and agree that you are not entitled to any additional compensation, payment or benefit from the Company or the Releasees, including, but not limited to, any compensation, payment or benefit under any Company severance plan or policy.

6.                                          Override Waiver and Release By You.  Specifically in consideration of the Override Payment described in Paragraph 4 of this Agreement and Release to which you would not otherwise be entitled, by signing this Agreement and without regard to the closing of the KFI Transaction, you agree that to the fullest extent permitted by law you hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, WAIVE AND FOREVER DISCHARGE the Company and the Releasees (as defined below) from any and all legally waiveable agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the date you execute this Agreement and Release with respect to any matters relating to compensation and benefits for your service as an employee, or the termination of such service, with the Company and the Releasees, including, without limitation, any commissions, earnouts or overrides.

7.                                          General Waiver and Release By You.  Specifically in consideration of the transition pay and benefits described in Paragraph 3 of this Agreement and Release, and to which you would not otherwise be entitled, by signing this Agreement, you agree as follows:

a.                                           To the fullest extent permitted by law you hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, WAIVE AND FOREVER DISCHARGE the Company and the Releasees (as defined below) from any and all legally waiveable agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the date you execute this Agreement and Release, including, without limitation, any and all claims arising out of or relating to your employment, compensation and benefits with the Company and/or the termination thereof, and any and all contract claims, benefit claims, tort claims, fraud claims, claims under any employment agreement (and any predecessor agreement), commission claims, claims related to equity awards granted pursuant to any and all Company equity plans, defamation claims, disparagement claims, or other personal injury claims, claims related to any bonus compensation, claims for accrued vacation pay, claims for wrongful discharge of any type, including, but not limited to, in violation of public policy, claims in violation of any federal, state or local worker adjustment and retraining notification act, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, claims of retaliation for asserting any rights or claims, claims for discrimination or harassment on any basis prohibited by law, and claims for costs, expenses, additional taxes, penalties and damages of any nature, as well as attorneys’ fees with respect to any possible claim, except that the Company’s obligations under this Agreement and Release shall continue in full force and effect in accordance with its terms.  THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL RIGHTS AND CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. 1981), THE AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. § 621 ET SEQ., THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT, AS AMENDED, THE FAMILY AND MEDICAL LEAVE ACT, THE SARBANES-OXLEY ACT OF 2002, THE LILLY LEDBETTER FAIR PAY ACT, THE CONNECTICUT FAIR EMPLOYMENT PRACTICES ACT, THE CONNECTICUT UNFAIR TRADE PRACTICES ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT; and all other federal, state or local fair employment practices statutes, ordinances, regulations or constitutional provisions; provided, however, that this waiver and release shall not prohibit you from enforcing your rights under this Agreement and Release.

b.                                          You are not, by signing this Agreement and Release, releasing or waiving  (1) any rights or claims that may arise after the Agreement and Release is signed, (2) the post-employment benefits and payments specifically promised to you under this Agreement and Release, (3) the right to institute legal action for the purpose of enforcing the provisions of this Agreement and Release, (4) the right to apply for state unemployment or workers’ compensation benefits, if available, (5) any claims that controlling law clearly states may not be released by private agreement, (6) your eligibility for indemnification in accordance with the Company’s by-laws, corporate organizational documents or Delaware law with respect to any liability you may incur or incurred as an employee or officer of the Company, (7) any rights to coverage under any liability insurance policy (e.g. directors’ and officers’ liability insurance).

c.                                           To the fullest extent permitted by law, you represent and affirm that:  (i) you have not filed or caused to be filed on your behalf any claim for relief against the Company  before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency, and, to the best of your knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company on your behalf, whether in your name or on your behalf as part of a class, collective or representative action; and (ii) you have not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, department head, Human Resources representative, agent or other representative of the Company, to any member of Knight’s legal or compliance departments, or to the Company’s Ethics Committee, and have no knowledge of any such improper, unethical or illegal conduct or activities.

d.                                          For the purpose of implementing a full and complete release and discharge of claims, you expressly acknowledge that this Agreement and Release is intended to include in its effect, without limitation, all the claims described in the preceding Paragraph 7(a), whether known or unknown, apparent or concealed, and that this Agreement and Release contemplates the extinction of all such claims, including claims for attorney’s fees.  You expressly waive any right to assert after the execution of this Agreement and Release that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this Agreement and Release.

e.                                           For purposes of this Agreement and Release, the terms “the Company and the Releasees” and “the Company or the Releasees”, include Knight Capital Americas LLC, Knight Capital Group, Inc., KCG Holdings, Inc. and any past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their and Knight’s past, present and future officers, directors, shareholders, representatives, employees, agents and attorneys, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Agreement and Release shall inure to the benefit of and be enforceable by all such entities and individuals and their successors and assigns.

f.                                           You release all claims for events or omissions occurring prior to the date of this Agreement and Release, except that nothing in this Agreement and Release shall be construed to prevent you from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission (“EEOC”) or any similar state agency, or a charge with the National Labor Relations Board (“NLRB”) or any other governmental agency. However, by signing this Agreement and Release, you waive the right to recover any monetary damages, other personal relief or attorneys’ fees from the Company or the Releasees in any claim, charge or lawsuit filed by you or any other person or entity.

8.                                          Admissions.  Nothing contained in this Agreement and Release shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company or Releasees.

9.                                          Return of Documents and Property.  On or before the Transition Date, you will return to the Company all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks), computer disks, credit cards, Company keys, I.D. cards and other property, including, without limitation, stand alone computer, fax machine, printers, telephones, and other electronic devices in your possession, custody, or control which are or were owned and/or leased by the Company in connection with the conduct of the business of the Company (collectively referred to as “Company Property”).  You further warrant that you have not retained, or delivered to any person or entity, copies of Company Property or permitted any copies of Company Property to be made by any other person or entity.

10.                                      Non-Disparagement.  You shall not issue, authorize or condone any disparaging comments or statements, to present or former employees of Knight (or of its subsidiaries or affiliates), or to any individual or entity with whom or which Knight or any of its subsidiaries or affiliates has a business relationship, or to others, which could affect adversely the conduct of Knight’s business or its reputation or the conduct of business or the business or reputation of any of Knight’s current or former parents, subsidiaries, affiliates, officers, directors or employees.

11.                                      Confidentiality.  You agree to maintain the confidentiality of, and refrain from disclosing, making public, or discussing in any way whatsoever the terms and conditions of this Agreement and Release.  Notwithstanding the foregoing, it is understood that as the sole exceptions to this confidentiality provision:  (i) you may discuss this Agreement and Release with your spouse and immediate family; (ii) you may discuss this Agreement and Release with your attorneys; (iii) you may permit appropriate accountants to review this Agreement and Release in connection with the conduct of an audit, and may permit attorney(s), accountant(s), financial advisors and tax advisor(s) of your choice to review this Agreement and Release; (iv) you may disclose the terms of this Agreement and Release to the Internal Revenue Service and any similar state taxing authorities, if requested by such authorities or as necessary to comply with all applicable income tax laws; and (v) you may disclose the terms of this Agreement and Release as provided for in Paragraph 13 below.  To the extent that you divulge the terms of this Agreement and Release to any of the individuals described in (i), (ii) and (iii) above, you shall advise each such individual of this confidentiality provision and instruct each such individual of the confidential nature of this Agreement and Release and that each such individual must comply with the confidentiality terms of this Agreement and Release and not divulge any of its terms and conditions thereof.

12.                                      Confidentiality; Non-Disclosure.  Except as otherwise provided in this document:

a.                                           You agree that you will keep confidential, and not disclose, nor use for your benefit or the benefit of any other person or entity, any written material, records, documents or information made by you or coming into your possession during the course of your employment with Knight, information which is confidential or proprietary or which constitutes trade secrets of Knight and which: (i) has not been disclosed publicly by Knight, (ii) is otherwise not a matter of public knowledge, or (iii) is a matter of public knowledge but which you have reason to know became a matter of public knowledge through an unauthorized disclosure.  Proprietary or confidential information shall include information that has been developed by Knight and is unique to Knight, the unauthorized disclosure or use of which could reduce the value of such information to Knight.  Such information also includes, without limitation, Knight’s client lists, its trade secrets, any confidential information about (or provided by) any current or former officer, director, employee, client or prospective client of Knight, and any written material referring or relating to legal, litigation or regulatory matters.  Nothing herein shall prevent you from retaining and utilizing your personal records, including copies of benefit plans and programs in which you retain an interest, desk calendars or other personal office effects.

b.                                          You agree you shall not issue, authorize, or condone comments or statements to the press concerning Knight or any of its affiliates, officers, or vectors other than saying “I cannot comment.”  You shall notify Knight’s General Counsel if you have been contacted by the press or broadcast media.

c.                                           Nothing in Paragraphs 12(a) or 12(b) shall limit, restrict or narrow your confidentiality obligations under the Confidentiality Agreement referred to in Paragraph 1 of this Agreement and Release.

13.                                      Permitted Disclosure.

a.                                           Nothing in this Agreement and Release shall prohibit or restrict you from: (i) making any disclosure of information required by law or legal process; (ii) providing information to, or testifying or otherwise participating in or assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or Knight’s Legal or Compliance Departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of Sarbanes-Oxley Act or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

b.                                          To the extent permitted by law, you agree to give Knight timely and prompt written notice (in the manner provided for herein) of the receipt of any subpoena, court order or other legal process compelling the disclosure of any information and/or documents described so as to allow Knight reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure.

14.                                      Cooperation.   You agree to cooperate with Knight and its counsel to a reasonable extent in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your employment by Knight.  Without limiting the foregoing, you agree (a) to meet with Knight representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (b) to provide truthful testimony regarding any court, agency or other adjudicatory body; and (c) to the extent permitted by law, provide Knight with notice of contact by any adverse party or such adverse party’s representatives, except as may be required by law.  Knight will reimburse you at a rate of $250 per hour (subject to a cap of $5,000) for the time you spend providing cooperation described in this paragraph, plus reasonable expenses.   To the extent that you are the focus or a party to any such investigation, administrative proceeding or litigation, you shall not be entitled to payment for your cooperation.

15.                                      Non-Solicit.        That until December 31, 2014, you will not, without the prior written consent of Knight or GETCO Holding Company, LLC (“GETCO”), directly or indirectly solicit, encourage, or induce any employee of Knight or GETCO or their respective affiliated entities to terminate his or his employment with Knight or GETCO.  It is understood and agreed that upon the Transition Date you shall not be subject to any non-competition restrictions or any restrictions pertaining to non-solicitation of customer or clients.

16.                                      Modifications.  This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release, nor any future representation, promise or condition in connection with the subject matter of this Agreement and Release, shall be binding upon any party hereto unless made in writing and signed by such party.

17.                                      Governing Law.  This Agreement and Release shall be subject to and governed by and interpreted in accordance with the laws of the State of Connecticut without regard to conflicts of law principles.  You hereby:  (i) irrevocably submit to the jurisdiction of any arbitration panel or any state or federal court sitting in the State of Connecticut, for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement and Release; and (ii) waive and agree not to assert in any such proceeding a claim that you are not personally subject to the jurisdiction of the court referred to above, or that the suit or action was brought in an inconvenient forum.

18.                                      Assignment. This Agreement and Release shall be binding upon you and your executors, administrators, heirs and legal representatives.  Further, this Agreement and Release shall inure to the benefit of your executors, administrators, heirs and legal representatives, the Company may, at its sole discretion, sell or otherwise assign any rights, obligations or benefits it has under this Agreement and Release.  You may not sell or otherwise assign any rights, obligations or benefits under this Agreement and Release, and any attempt to do so shall be void.  This Agreement and Release shall be binding on Knight’s successors and assigns.

19.                                      Entire Agreement.  This Agreement and Release contains the entire agreement between the parties and supersedes and terminates any and all previous agreements between them, whether written or oral, except as specifically set forth herein.

20.                                      Specific Enforcement.  The parties agree that this Agreement and Release may be specifically enforced in court or arbitration and may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement and Release.  In the event any action, suit or other proceeding is brought to interpret, enforce or obtain relief from a breach of this Agreement and Release, the prevailing party shall recover all such party’s costs, expenses and attorneys’ fees incurred in each and every such arbitration, action, suit or other proceeding, including any and all appeals or petitions therefrom.

21.                                      Notices.  All notices in connection with or provided for under this Agreement and Release shall be validly given or made only if made in writing and delivered personally, by facsimile or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:

If to Al Lhota, addressed to:

Address most recently in the Company’s files.

If to the Company, addressed to:

Joan Fader

Knight Capital Group, Inc.

545 Washington Boulevard, 3rd Floor

Jersey City, New Jersey 07310
                                    PHONE: 201-557-6861
                                    FAX: 201-222-7869

or at such other address as either party may designate to the other by notice similarly given.  Notice shall be deemed to have been given upon receipt in the case of personal delivery or facsimile and upon the date of receipt indicated on the return receipt in the case of mail.

22.                                      Severability.  If, at any time after the Release Effective Date (as defined below) of this Agreement, any provision of this Agreement shall be held by any court or other forum of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that upon a finding by a court of competent jurisdiction that the release set forth in Paragraph 7 is illegal and/or unenforceable, Knight shall be released from any obligations hereunder.

23.                                      Voluntary Acceptance.  By signing this Agreement and Release, you acknowledge and agree that:

a.                                           You have entered into this Agreement and Release knowingly and voluntarily;

b.                                          You have read and understand, the entire Agreement and Release and Addendum A;

c.                                           You have been advised in writing to consult with counsel of your choice before signing this Agreement and Release and Addendum A;

d.                                          You have been provided with information in writing (see Attachment A) about:

(i)                                         The class, unit or group covered by the offer of an opportunity to enter into an Agreement and Release in exchange for benefits;

(ii)                                       The eligibility factors for the offer of an opportunity to enter into an Agreement and Release in exchange for benefits;

(iii)                                     Any time limits applicable to the offer of an opportunity to enter into an Agreement and Release in exchange for benefits;

(iv)                                     The job titles and ages of all individuals who are eligible for the opportunity to enter into an Agreement and Release in exchange for benefits;

(v)                                       The job titles and ages of all individuals in the same job classification or organizational unit who are not eligible for the opportunity to enter into an Agreement and Release in exchange for benefits.

24.                                      Acknowledgment.  By signing this Agreement and Release, you certify that:

a.                                           You have read the terms of this Agreement and Release, that you fully understand it and by your execution of this Agreement and Release and Addendum A you are confirming that this Agreement and Release conforms to your understanding and is acceptable to you as a final agreement.

b.                                          Pursuant to Paragraph 7 above, by signing this Agreement and Release, you waive and release any and all claims you may have or have had against the Company and the Releasees, including, without limitation, claims under the Age Discrimination in Employment Act.

c.                                          You have been advised in writing to consult with counsel of your choice before signing this Agreement and Release.

d.                                          You have been given a reasonable and sufficient period of time of not less than forty-five (45) days in which to consider and return this Agreement and Release. You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so.

e.                                           You further acknowledge and agree that upon your execution and return of this Agreement and Release, you will be permitted to revoke the Agreement and Release at any time during a period of seven (7) days following your execution hereof.  To be effective, the revocation must be in writing and must be hand-delivered or telecopied to the Company within the seven (7) day period.  This Agreement and Release will not be effective until the seven (7) day period has expired without revocation, the “Release Effective Date.”  If the Agreement and Release is not executed and returned on or before July 31, 2013, or if this Agreement and Release is executed and then revoked within the aforementioned seven (7) day period, this Agreement and Release will be of no further force or effect, and neither you nor the Company will have any rights or obligations hereunder.

25.                                      Code Section 409A. To the extent applicable, it is intended that this Agreement and Release comply with or as applicable, constitute a short-term deferral or otherwise be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated there under (“Section 409A”). This Agreement and Release will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement and Release to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). You and Knight agree that your termination of employment shall be considered a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement and Release during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier). In addition, for purposes of this Agreement and Release, each amount to be paid or benefit to be provided to you pursuant to this Agreement and Release shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of this Agreement and Release, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A or as otherwise set forth in Paragraph 2 of this Agreement and Release. The Company makes no representation that any or all of the payments described in this Agreement and Release will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.  You understand and agree that you shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

We appreciate your service to Knight, and we wish you the best in all your future endeavors.

Sincerely yours,

Knight Capital Americas LLC

By: /s/ Steven Bisgay________________

      Steven Bisgay

      Executive Vice President, Chief Operating Officer and Chief Financial Officer

      Knight Capital Group, Inc.

On behalf of Knight Capital Americas LLC

_/s/ Al Lhota______________________                                Date: _June 28, 2013______

Al Lhota

Subscribed and sworn to before me

This 28 day of__June________2013

_/s/ Jillian Doyle__________________

Notary Public, State of Connecticut

My Commission Expires Aug. 31, 2007

NOTARY PUBLIC

ATTACHMENT A

I.          CLASS, UNIT OR GROUP COVERED

Active employees of the business units listed in Exhibit 1 who were employed by Knight Capital Americas LLC or Knight Capital Group Inc., on or about January 28, 2013 through June 11, 2013.

II.        ELIGIBILITY FACTORS

All Trading and Sales Trading personnel, Operations, Technology, Legal and Compliance, Finance, Human Resources and Marketing and Communications employees notified between January 28, 2013 and June 11, 2013 that their employment will be terminated are eligible for inclusion in this offer of the opportunity to enter into an Agreement and Release in exchange for benefits.  Individual employees have been selected for termination in connection with this separation program based on the following factors: company performance, individual employee performance, the shutdown of a business unit, the sale of Knight Institutional Fixed Income Sales and Trading, business consolidation and client profitability.

III.       APPLICABLE TIME LIMITS

Eligible employees who are being offered the opportunity to enter into an Agreement and Release in exchange for benefits and who are forty (40) years of age and over as of June 11, 2013 have forty-five (45) days to review and consider their Agreement and Release, and then will have seven (7) days following the execution of their Agreement and Release during which time they may revoke it.  The Agreement and Release shall not become effective or enforceable until after the expiration of the revocation period.

IV.      JOB TITLE AND AGES OF INDIVIDUALS ELIGIBLE AND NOT ELIGIBLE FOR THE OPPORTUNITY TO ENTER INTO AN AGREEMENT AND RELEASE IN EXCHANGE FOR BENEFITS.

See Exhibit I (Excel spreadsheet)

ADDENDUM A

In consideration of the benefits described in Paragraph 3 of the Agreement and Release, I, Al Lhota, agree as follows:

a.               I hereby do release, agree not to sue, and forever discharge the Company and Releasees (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, I have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with my employment with Knight, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of my signing this Addendum A.

I understand that this release includes, without limiting the generality of the foregoing, any claims I may have arising out of or relating to my employment, compensation and benefits with the Company and/or the termination thereof, and any and all contract claims, benefit claims, tort claims, fraud claims, claims under any employment agreement (and any predecessor agreement), commission claims, claims related to equity awards granted pursuant to any and all Company equity plans, defamation claims, disparagement claims, or other personal injury claims, claims related to any bonus compensation, claims for accrued vacation pay, claims for wrongful discharge of any type, including, but not limited to, in violation of public policy, claims in violation of any federal, state or local worker adjustment and retraining notification act, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, claims of retaliation for asserting any rights or claims, claims for discrimination or harassment on any basis prohibited by law, and claims for costs, expenses, additional taxes, penalties and damages of any nature, as well as attorneys’ fees with respect to any possible claim, except that the Company’s obligations under the Agreement and Release shall continue in full force and effect in accordance with its terms.  THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL RIGHTS AND CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. 1981), THE AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. § 621 ET SEQ., THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT, AS AMENDED, THE FAMILY AND MEDICAL LEAVE ACT, THE SARBANES-OXLEY ACT OF 2002, THE LILLY LEDBETTER FAIR PAY ACT, THE CONNECTICUT FAIR EMPLOYMENT PRACTICES ACT, THE CONNECTICUT UNFAIR TRADE PRACTICES ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT; and all other federal, state or local fair employment practices statutes, ordinances, regulations or constitutional provisions; provided, however, that this waiver and release shall not prohibit me from enforcing my rights under the Agreement and Release and this Addendum A.  I hereby waive any and all relief not provided for in the Agreement and Release.  I understand and agree that, by signing this Addendum A, I waive and release any past, present, or future claim to employment with the Knight and I agree not to seek employment with Knight.

b.              I am not, by signing this Addendum A, releasing or waiving  (1) any rights or claims that may arise after the date I sign Addendum A, (2) the post-employment benefits and payments specifically promised to me under the Agreement and Release, (3) the right to institute legal action for the purpose of enforcing the provisions of the Agreement and Release and this Addendum A, (4) the right to apply for state unemployment or workers’ compensation benefits, if available or (5) any claims that controlling law clearly states may not be released by private agreement, (6) your eligibility for indemnification in accordance with the Company’s by-laws, corporate organizational documents or Delaware law with respect to any liability you may incur or incurred as an employee or officer of the Company, (7) any rights to coverage under any liability insurance policy (e.g. directors’ and officers’ liability insurance).

c.               I affirm that I have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against Knight, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws.  If I file, or have filed on my behalf, a charge, complaint, or action, I agree that the payment(s) and benefit(s) described in Paragraph 3 of the Agreement and Release is/are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and I waive, and agree not to take, any award of money or other damages or other individual relief from such charge, complaint, or action.  Further, to the fullest extent permitted by law, I represent and affirm that I have not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, department head, Human Resources representative, agent or other representative of Knight, to any member of Knight’s legal or compliance departments, or to Knight’s Ethics Committee, and have no knowledge of any such improper, unethical or illegal conduct or activities.

d.               Nothing in this Addendum A shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) or a comparable state or local agency.  Notwithstanding the foregoing, I agree to waive my right to recover monetary damages or other individual relief in any charge, complaint, or lawsuit filed by me or by anyone else on my behalf.

e.                For purposes of this Addendum A, the terms “the Company and the Releasees” and “the Company or the Releasees”, include Knight Capital Americas LLC, Knight Capital Group, Inc., KCG Holdings, Inc. and any past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their and Knight’s past, present and future officers, directors, shareholders, representatives, employees, agents and attorneys, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Addendum A shall inure to the benefit of and be enforceable by all such entities and individuals and their successors and assigns.

f.                  I represent that I have been given at least 45 days to consider the terms of this Addendum A before signing it.  I knowingly and voluntarily waive the remainder of the 45-day consideration period, if any, following the date I sign this Addendum A below.  I have not been asked by Knight to shorten my time-period for consideration of whether to sign this Addendum A.  Knight has not threatened to withdraw or alter the benefit due to me prior to the expiration of the 45-day consideration period.  I understand that having waived some portion of the 45-day consideration period, Knight may expedite the processing of benefits provided to me in exchange for signing this Addendum A.  I agree with Knight that changes, whether material or immaterial, do not restart the running of the 45-day consideration period.

g.                I understand that if I sign this Addendum A to the Agreement and Release, I can change my mind and rescind it within seven (7) calendar days after signing it by returning it with written revocation notice to Joan Fader, Managing Director.  I understand that the release and waiver set forth in this Addendum A will not be effective until after this seven-day period has expired, and I will receive no separation benefits until after, at least, the eighth day after I sign this Addendum A.

h.                I understand that following the seven-day rescission period, this Addendum A will be final and binding.  I promise that I will not pursue any claim that I have settled by the Agreement and Release that I previously signed or by this Addendum A, except as otherwise provided in the Agreement and Release and this Addendum A.

i.                  I represent that I am age 40 or over and acknowledge that Knight has advised me of my right to consult with an attorney with respect to the Agreement and Release and this Addendum A.

j.                  I have not signed this Addendum A prior to the Transition Date.

Dated:	June 28, 2013

/s/ Al Lhota
Al Lhota